UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2011

The Scotts Miracle-Gro Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-11593	31-1414921
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14111 Scottslawn Road, Marysville, Ohio		43041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	937-644-0011

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2011, the Compensation and Organization Committee (the "Committee") of the Board of Directors of The Scotts Miracle-Gro Company (the "Company") approved the adoption of an Executive Severance Plan (the "Plan") and designated each of the following executive officers of the Company as an eligible participant in the Plan, effective as of November 5, 2011 (the "Effective Date"): Barry W. Sanders, President; David C. Evans, Chief Financial Officer and Executive Vice President, Strategy and Business Development; Vincent C. Brockman, Executive Vice President, General Counsel and Corporate Secretary; James Lyski, Executive Vice President, Chief Marketing Officer; and Denise S. Stump, Executive Vice President, Global Human Resources (collectively, the "Executives"). Effective as of the Effective Date, the Company intends to utilize the Plan to replace the current employment agreements between The Scotts Company LLC, a wholly-owned subsidiary of the Company, and each of Mr. Sanders, Mr. Evans, Mr. Brockman and Ms. Stump. Mr. Lyski does not have an employment agreement.

Under the terms of the Plan, each Executive will be eligible to receive severance benefits in the event his or her employment is terminated without "Cause," provided certain conditions are satisfied. The term "Cause" is defined in the Plan by reference to The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (or any successor plan thereto), which currently defines "Cause" as: (a) the willful failure to substantially perform one’s duties as an employee (for reasons other than physical or mental illness) after reasonable notice of that failure; (b) misconduct that materially injures the Company or any subsidiary or affiliate; (c) conviction of, or entering into a plea of nolo contendere to, a felony; or (d) breach of any written covenant or agreement with the Company or any subsidiary or affiliate.

In order to receive benefits under the Plan, each Executive must execute a participation agreement (the "Participation Agreement"), a form of which was approved by the Committee, and, upon termination, must execute a release agreement in favor of the Company. The Participation Agreement provides for the following severance benefits in the event an Executive’s employment is terminated without Cause or the Executive resigns for "Good Reason":

• a continuation of base salary, in accordance with the Company’s normal payroll practices, for a period of twenty-four months (the "Severance Period");
• a prorated bonus for the plan year in which the termination occurs, to be paid at the time the Company pays annual bonus awards generally; and
• for a period of eighteen months, a monthly payment equal to the excess of the then COBRA premium charged by the Company to terminated employees over the premium charged to active employees.

All other benefits to which the Executive has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits. In addition to the foregoing, in the event termination occurs within two years following a "Change in Control" (as defined in the Plan), the Executive will also receive a payment equal to twice the Executive’s target bonus opportunity.

The Participation Agreement defines "Good Reason" as the existence of one or more of the following conditions without the Executive’s consent: (a) a material diminution in total direct compensation at target (meaning the sum of base salary, target bonus opportunity and the grant date value of long-term awards), other than as a result of (i) an across-the-board reduction for executives at the Executive’s level or (ii) a reduction in total direct compensation at target as a result of the Executive being in a performance improvement or disciplinary plan; or (b) a material diminution in authority, duties or responsibilities. Under the terms of the Participation Agreement, Good Reason exists only if the Company fails to cure the event giving rise to Good Reason within 30 days after receiving notice thereof from the Executive.

The foregoing descriptions of the terms of the Plan and the Participation Agreement are qualified in their entirety by reference to the full text of the Plan, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the form Participation Agreement, a copy of which is included as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On May 5, 2011, the Company issued a News Release (the "News Release") announcing that its Board of Directors had approved a supplemental plan to repurchase up to $200 million of the Company’s common shares. The supplemental share repurchase plan is in addition to and runs concurrent with the $500 million share repurchase authorization announced by the Company on August 10, 2010.

The portion of the News Release announcing the supplemental share repurchase authorization, which News Release is included as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits:

10.1 - The Scotts Company LLC Executive Severance Plan, adopted on May 4, 2011
10.2 - Form of Tier 1 Participation Agreement under The Scotts Company LLC Executive Severance Plan
99.1 - News Release issued by The Scotts Miracle-Gro Company on May 5, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Scotts Miracle-Gro Company

May 10, 2011	By:	/s/ Vincent C. Brockman

Name: Vincent C. Brockman
Title: Executive Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	The Scotts Company LLC Executive Severance Plan, adopted on May 4, 2011
10.2	Form of Tier 1 Participation Agreement under The Scotts Company LLC Executive Severance Plan
99.1	News Release issued by The Scotts Miracle-Gro Company on May 5, 2011